EXHIBIT 99.1
SandRidge Energy, Inc. Announces Promotions and New Hire
Oklahoma City, Oklahoma, January 7, 2008 — SandRidge Energy, Inc. (NYSE:SD) today announced two promotions. Randall D. Cooley was named Senior Vice President of Accounting and Robert M. Potts was named Vice President Geology – Western Division. Additionally, Kevin R. White was hired as Senior Vice President – Business Development. Mr. Cooley was formerly the Vice President – Accounting after joining SandRidge in November 2006 as part of the company’s acquisition of NEG Oil & Gas LLC. Mr. Potts, formerly Geological Manager – Western Division, joined the company in August 2006. Mr. White has been a consultant in the oil and gas industry for the past six years after a long career at Louis Dreyfus Natural Gas.
Tom L. Ward, the company’s Chairman and Chief Executive Officer said, “Both Randy and Robert have made significant contributions to our operations since joining SandRidge, and we are pleased to recognize these contributions. We look forward to their continued success at the company.” Mr. Ward added, “The CO2 business for SandRidge will become increasingly important over the next few years and we are pleased to find a person with Kevin’s experience and talents that will coordinate the development and growth of this important area.”
For further information, please contact:
Dirk M. Van Doren
Chief Financial Officer
SandRidge Energy, Inc.
1601 N.W. Expressway, Suite 1600
Oklahoma City, OK 73118
(405) 753-5520
SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City with its principal focus on exploration and production. SandRidge also owns and operates drilling rigs and a related oil field services business operating under the Lariat Services, Inc. brand name; gas gathering, marketing and processing facilities; and, through its subsidiary, PetroSource Energy Company, CO2 treating and transportation facilities and tertiary oil recovery operations. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas and the Gulf Coast. SandRidge also owns oil and gas properties in the Piceance Basin of Colorado, the Gulf of Mexico and the Anadarko and Arkoma Basins. The company’s Internet address is www.sandridgeenergy.com.